RESIGNATION AGREEMENT

     THIS RESIGNATION AGREEMENT (this "Agreement"), is entered into as of July 14, 2000 by and among Hudson United Bancorp ("HUB"), and William Lamb (hereinafter referred to as "Lamb").

                                   BACKGROUND

     WHEREAS, Lamb is currently a member of the Board of Directors of HUB; and

     WHEREAS, Lamb is resigning, effective today, as a Director of HUB and will not be a nominee for election as a Director of HUB at the 2000 Annual Meeting of HUB; and

     WHEREAS, Lamb desires to sell, and desires to have certain persons and entities affiliated with him and listed on Exhibit A hereto (the "Lamb Affiliates") sell, an aggregate of 524,252.406 shares of HUB common stock, which shares are listed on Exhibit A hereto (the "Shares") to HUB at a price which is a premium above the current market price of HUB common stock, desires to sell options to acquire an aggregate of 15,827.38 shares of his HUB common stock, which options are listed on Exhibit B hereto (the "Options") to HUB at a price equal to the spread between the exercise price therefor (the "Strike Price") and an amount which is a premium above the current market price of HUB common stock, and desires to receive a retainer from HUB as described herein (the "Retainer"); and

     WHEREAS, in consideration of HUB's agreement to purchase the Shares and the Options as set forth herein and the additional benefits being given to Lamb with respect to the Retainer, Lamb has agreed to be subject to the terms and conditions of this Agreement and, on or before the Closing Date referred to herein at which their Shares are purchased, the Lamb Affiliates will execute and deliver to HUB a copy of this Agreement agreeing to be bound by the provisions of Article III hereof.

     NOW, THEREFORE, for good and valuable consideration, HUB and Lamb (and with respect to Article III the Lamb Affiliates who execute and deliver to HUB a copy of this Agreement), each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                TERM OF AGREEMENT

     The term of the covenants under this Agreement shall commence on the date hereof, and shall continue in effect for a period of five (5) years (hereinafter the "Term").

                                   ARTICLE II

                                 STOCK PURCHASE

     2.1 PURCHASE AND SALE OF SHARES AND OPTIONS. Subject to the terms and conditions of this Agreement, HUB agrees to purchase and acquire from Lamb and the Lamb Affiliates, and Lamb agrees to sell, assign, transfer and deliver to HUB (or cause the Lamb Affiliates to sell, assign, transfer and deliver to HUB, as the case may be) the Shares and the Options, free and clear of all liens or encumbrances. Lamb represents and warrants that all the Shares were beneficially owned by him or his immediate family for a period of more than six (6) months and that the Shares listed on Exhibit A hereto represent all of the Shares beneficially owned by him and all of the Shares beneficially owned by his family. Lamb represents and warrants that the information with respect to the Options shown on Exhibit B hereto, including the Strike Price per Option, is correct. The purchase and sale of the Shares and the Options shall occur on a date mutually agreed by HUB and Lamb, but not later than July 17, 2000 (the "Closing Date").

     2.2 PURCHASE PRICE FOR SHARES AND OPTIONS. As consideration for the Shares, HUB shall pay to Lamb (or to Lamb and one or more of the Lamb Affiliates if so directed by Lamb in writing), on the Closing Date, against delivery of the Shares, $25.625 per Share. Based on all 524,252.406 Shares being purchased and sold, the total consideration for the Shares would be $13,433,967.90. As consideration for the Options, HUB shall pay to Lamb, on the Closing Date, against delivery of the Options, the excess of $25.625 over the Strike Price for each Option. Based on all 15,827.38 Options being purchased and sold, the total consideration for the Options would be $ 88,690.63. Payment shall be made by wire transfer in immediately available funds to an account specified by Lamb in writing (or divided among multiple accounts as specified by Lamb in writing). Purchase and sale of the Shares and Options on the Closing Date is referred to herein as the "Closing".

     2.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT. The parties shall consult the Wall Street Journal to determine the closing price of HUB common stock on each trading day during the period (the "Measurement Period") beginning on July 14, 2000 and ending on (and including) September 8, 2000. At the conclusion of the Measurement Period, the parties shall determine the average of the five highest closing prices during the Measurement Period (the "Five High Day Average"). If the Five High Day Average exceeds $25.625, then on September 11, 2000, HUB shall pay to Lamb (or to Lamb and one or more of the Lamb Affiliates if so directed by Lamb in writing) as additional consideration for the Shares (by wire transfer in immediately available funds to the account, or divided among the accounts, as previously specified by Lamb in writing) an amount equal to such excess multiplied by the number of Shares which HUB had purchased at the Closing. If the Five High Day Average exceeds $25.625, then on September 11, 2000, HUB shall pay to Lamb as additional consideration for the Options (by wire transfer in immediately available funds to the account, or divided among the accounts, as previously specified by Lamb in writing) an amount equal to such excess multiplied by the number of Options which HUB had purchased at the Closing.

                                   ARTICLE III

                                   STANDSTILL

     Lamb agrees that he will not, and he will cause his immediate family not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses (i) through (vii) below. Each Lamb Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will not, will cause his or her spouse (if any) not to, and will urge the rest of his or her immediate family (if any) not to, alone or in concert with others, directly or indirectly, during the Term, do any of the things listed in clauses (i) through (vii) below:

          (i) beneficially own any voting securities of HUB,

          (ii) propose to HUB or any other person any transaction between any person or entity with whom Lamb is affiliated, whether directly or indirectly, as shareholder, employee, director, officer, principal or agent, or in any other capacity, and HUB and/or its security holders or involving any of its securities or security holders,

          (iii) assist, advise or encourage any other persons in acquiring, directly or indirectly, control of HUB or any of HUB's securities, businesses or assets,

          (iv) solicit proxies or initiate, propose or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to any matter which has been recommended by the majority of members of the Board of Directors of HUB or in favor of any matter which has not been approved by a majority of the Directors of HUB,

          (v) act to seek to affect or influence the control of the management or Board of Directors of HUB or its business operations or affairs, or make any public statements with respect thereto,

          (vi) act for the purpose of acquiring, holding, voting or disposing of voting securities of the Company, or otherwise become a "person" or a member of a "group" within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or

          (vii) aid or abet or otherwise induce any person to take any of the actions enumerated in (i) through (vi) of this Article III.

     Lamb agrees that he will, and he will cause his immediate family to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management. Each Lamb Affiliate who has executed and delivered to HUB a copy of this Agreement agrees that he, she or it will, will cause his or her spouse (if any) to, and will urge the rest of his or her immediate family (if any) to, vote all shares held of record as of the record date for HUB's 2000 Annual Meeting in accordance with the recommendations of HUB management.

                                   ARTICLE IV

                                NON-DISPARAGEMENT

     During the Term, Lamb shall not directly or indirectly himself or through his immediate family make or cause to be made any written or oral statement disseminated outside his immediate family which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage HUB or a subsidiary of HUB, or any director, officer or employee of HUB or of any of its subsidiaries with respect to any matter relating to or reflecting on their business or the conduct of their business.

     Lamb understands and agrees that the promises made by him and contained in this Article IV are essential to HUB, and agrees that any breach of his obligations under this Article IV will immediately render Lamb obligated to repay the Retainer to HUB. This forfeiture provision is intended to provide for a complete forfeiture of Lamb's rights to the retainer benefits in the event of the breach of his obligations under this Article IV, and the terms of any letter or retainer agreement which the parties may enter into in connection with the Retainer will reflect the requirement of this forfeiture agreement.

     During the Term, HUB shall not, and shall cause its subsidiaries or other entities over which it exercises control not to, directly or indirectly itself or through its directors or officers make or cause to be made any written or oral statement disseminated outside of HUB or such subsidiaries or other entities which does, is intended to, or which a reasonable person hearing or reading the statement would assume is intended to, disparage Lamb with respect to any matter relating to or reflecting on Lamb's service as a director of HUB or its predecessors or affiliates, or on the businesses conducted by Lamb or his conduct with respect to those businesses.

                                    ARTICLE V

                                    RETAINER

     On January 2, 2001, HUB shall pay to Lamb the sum of $800,000 (the "Retainer"), which amount is a retainer for legal services to be performed and business advice to be provided by Lamb (collectively the "Services") during the Term. During the Term Lamb shall make himself available at mutually agreeable times and places, and as reasonably requested by HUB, to perform the Services, for which Lamb shall credit the Retainer at his regular billing rates then in effect for providing similar services. Provided that Lamb has made himself reasonably available to perform the Services during the Term, Lamb shall have no obligation to perform further services after the

Term even if the Retainer has not been fully applied as set forth above and HUB shall in no event be obligated to pay Lamb amounts in excess of the Retainer. The amount of the Retainer shall be placed in escrow by HUB, subject to an escrow agreement to be entered into and funded by July 21, 2000 in substantially the form of Exhibit C hereto.

                                   ARTICLE VI

                                  MISCELLANEOUS

     6.1 SPECIFIC PERFORMANCE. In the event of an actual or threatened breach by Lamb of any of the covenants contained in this Agreement, it is agreed that HUB and its respective successors shall be entitled, in addition to any other remedies at law, to injunctive relief restraining Lamb from committing or attempting such breach.

     6.2 CHANGES. This Agreement may not be modified, changed, amended, or altered except in a writing signed by Lamb and HUB.

     6.3 NOTICES. All notices given or required to be given herein shall be in writing and be hand-delivered or sent by United States first-class certified or registered mail, return receipt requested, postage prepaid, to Lamb at the last-known residence or business address for Lamb, and to HUB at the principal executive office for HUB (or any successor thereto), to the attention of the Chief Executive Officer. All such notices shall be effective when received or open refusal of the addressee to accept delivery. Either party by a notice in writing to the other party may change or designate the place for receipt of such notices.

     6.4 NON-ASSIGNABILITY. This Agreement is personal to each of the parties and none of the parties may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party.

     6.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated hereby, and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

     6.6 GOVERNING LAW. This Agreement shall be governed in all respects and be interpreted by and under the laws of the State of New Jersey.

     6.7 JURISDICTION; SERVICE. The federal and state courts located within the State of New Jersey shall have exclusive jurisdiction with respect to any legal proceeding brought to enforce any aspect of this Agreement. Service of process may be effected by regular mail to the corporate headquarters of HUB and to the last known residence or business address of Lamb.

     6.8 LEGAL FEES. HUB shall reimburse Lamb for the reasonable legal fees and expenses incurred by Lamb in connection with the negotiation of this Agreement not to exceed $5,000 ($10,000 when combined with fees and expenses for Betsy Cohen).

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first written above.

                                                 HUDSON UNITED BANCORP


                                                 By: ___________________________
                                                        Kenneth T. Neilson
                                                        Chairman, President and
                                                        Chief Executive Officer




                                                 -------------------------------
                                                 WILLIAM LAMB



The undersigned "Lamb Affiliates" have executed and delivered to HUB a copy of this Agreement, thereby evidencing our intent to be bound by Article III hereof:




                                                --------------------------------



                                                --------------------------------



                                                --------------------------------



                                                --------------------------------



                                                --------------------------------

                                    EXHIBIT A
                                       TO
                           LAMB RESIGNATION AGREEMENT


SHAREHOLDER/AFFILIATE                                         NUMBER OF SHARES

WILLIAM H. LAMB---                                                  264,840
PATRICIA K. LAMB---                                                  90,768
JOINT-WILLIAM & PATRICIA---                                         108,043
WILLIAM H. LAMB & AMANDA H. LAMB
TRUSTEES FOR AMANDA H. LAMB---                                        6,939
WILLIAM H. LAMB TRUSTEE
FOR JOSHUA H. LAMB---               CERTIFICATE---                    2,864
                                    D.R.I.P.                         63.419
PATRICIA K. LAMB TRUSTEE FOR
KATERI ANN ROSS                     CERTIFICATE---                    8,564
                                    D.R.I.P.---                     189.637
LAMB, WINDLE & MCERLANE
MONEY PURCHASE PENSION
PLAN FOR WILLIAM H. LAMB            CERTIFICATE---                   32,220
                                    D.R.I.P.---                     720.490

SISTER-IN-LAW--SUSAN K.
SPIES --    ACCT. #9999003941
CERTIFICATE HELD BY BANK--TOTAL INCLUDING D.R.I.P.                 9040.860
                                                                -----------
                                    Total                       524,252.406
                                                                ===========


                                                           EXHIBIT B
                                                              TO
                                                  LAMB RESIGNATION AGREEMENT

                                                                                $25,625
Grant Date            Expiration Date    Options             Strike Price       - Strike Price      Total Sale Price
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
1/15/97               1/15/07            3,424.82            16.0552            $  9.5698           $ 32,774.84
1/17/96               1/17/06            3,596.06            12.3761            $ 13.2489           $ 47,643.83
8/25/98               8/25/08            2,935.50            24.6857            $  0.9393           $  2,757.32
8/25/98               8/25/08            2,935.50            24.6857            $  0.9393           $  2,757.32
8/25/98               8/25/08            2,935.50            24.6857            $  0.9393           $  2,757.32
                                        ---------                                                   -----------
                                        15,827.38                                                   $ 88,690.63
                                        =========                                                   ===========



                                    EXHIBIT C
                                       TO
                           LAMB RESIGNATION AGREEMENT



                                     FORM OF
                                ESCROW AGREEMENT

     This Escrow Agreement (this "ESCROW AGREEMENT"), dated as of July 14, 2000 is by and among Hudson United Bancorp, a New Jersey corporation ("HUB"), William Lamb ("Consultant"), and vBank, a Pennsylvania Banking Institution, as escrow agent (such corporation and any successor escrow agent that has authority to act as escrow agent hereunder, the "ESCROW AGENT").

                                    RECITALS

     A. Consultant and HUB have previously entered into a Resignation Agreement dated July 14, 2000 (the "RESIGNATION AGREEMENT").

     B. HUB has agreed to deposit a certain amount of money in escrow with the Escrow Agent to be disbursed in accordance with the provisions hereof upon satisfaction of the conditions set forth herein.

     C. The Escrow Agent is willing to act as escrow agent with respect to such escrow on the terms and conditions hereafter set forth.

     NOW, THEREFORE, Consultant, HUB and the Escrow Agent agree as follows:

     SECTION 1. ESTABLISHMENT OF ESCROW; APPOINTMENT OF ESCROW AGENT.

     (a) HUB hereby establishes an escrow account for the benefit of Consultant (the "ESCROW") to provide for the payment, which is scheduled to become payable to Consultant under the Resignation Agreement on January 2, 2001, of $800,000 plus the net earnings, if any, on the Escrow Fund (the "SCHEDULED PAYMENT"). HUB has delivered EIGHT HUNDRED THOUSAND U.S. DOLLARS ($800,000.00) to the Escrow Agent, to be held by the Escrow Agent pursuant to the terms and conditions of this Escrow Agreement. Such amount, plus all earnings thereon, and minus any distributions or losses on investments, are referred to herein as the "ESCROW" or the "ESCROW FUND".

     (b) All earnings on the Escrow Fund shall be retained by the Escrow Agent until termination of this Escrow Agreement, and such earnings and profits shall automatically constitute part of the Escrow Fund.

     (c) The term of this Escrow Agreement will commence on the date hereof and end upon the one year anniversary of the date hereof (the "Anniversary") or upon final disbursement of the Escrow Fund, whichever is earlier.

     (d) HUB and Consultant hereby appoint the Escrow Agent as such in accordance herewith and to be governed by the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment. This Escrow Agreement shall confer upon the Escrow Agent all powers and authority necessary to administer the Escrow.

     (e) Notwithstanding anything in this Agreement to contrary, in the event that the Escrow Agent is unable to deliver all or a portion of the Scheduled Payment by reason of its insolvency, receivership or bankruptcy as a result of which insurance is provided by the Federal Deposit Insurance Corporation, the amount of the Scheduled Payment shall be limited to the amount of such insurance, no additional sums shall be due under the Resignation Agreement or this Escrow Agreement, and Consultant and HUB shall act pursuant to the Resignation as though the Scheduled Payment had been made in full.

     SECTION 2. CERTAIN OBLIGATIONS AND LIABILITIES.

     (a) The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof, shall not be required to perform any acts that will violate any law or applicable rules of any governmental agency and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reasons of forgery, false representation, the exercise of its discretion in any particular manner or for any other reason, except for its gross negligence, willful misconduct or material breach of this Escrow Agreement.

     (b) The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement, unless the same shall be in writing and signed by Consultant, HUB and the Escrow Agent. In the event of any controversy or dispute arising hereunder or with respect to the construction hereof or any action to be taken by the Escrow Agent hereunder, the Escrow Agent shall incur no liability for any action or omission to act by it in good faith. The good faith of the Escrow Agent shall be conclusively presumed with respect to any action or omission taken by it in accordance with the advice of counsel selected by the Escrow Agent.

     (c) If the Escrow Agent shall be uncertain about the interpretation of this Escrow Agreement or about the rights or obligations of any party hereto or the propriety of any action contemplated hereunder, or if the Escrow Agent shall receive instructions, claims or demands with respect to the Escrow Funds that are in its opinion in conflict with any other instructions it has received or any provisions of this Escrow Agreement, the Escrow Agent shall be entitled, in its discretion, to refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise in a writing executed by Consultant and HUB, or by a final order or judgment of a court of competent jurisdiction; or alternatively the Escrow Agent may, but shall not be required to (i) deposit the Escrow Funds in the Common Pleas Court of Philadelphia, Pennsylvania, and the Escrow Agent shall thereby be discharged of its duties and responsibilities hereunder or (ii) to file an action of interpleader with respect to such matter. Consultant and HUB shall, without waiving any contribution rights they may have against each other, severally indemnify the Escrow Agent for all expenses and costs incurred by it in connection with any such interpleader action and the Escrow Agent may suspend all or a part of its duties under this Escrow Agreement until a final judgment on such interpleader action is rendered.

     (d) The Escrow Agent shall not be responsible nor shall it undertake any responsibility for the amount or adequacy of, or any duty to collect from Consultant or HUB, any payments necessary to discharge any obligations or liabilities of either of them to any person or entity.

     SECTION 3. USE OF ESCROW FUNDS; TERMINATION OF ESCROW.

     (a) The Escrow Agent shall hold the Escrow Funds in its possession until authorized hereunder to deliver all or any portion of the Escrow Funds in accordance with:

          (i) any jointly prepared and executed written instruction to the Escrow Agent from either Ken Nielsen or Lynn Van Borkulo-Nuzzo (or any successor to their position) of HUB (each an "Authorized Signer") and Consultant that directs the Escrow Agent to pay any and all amounts of the Escrow Funds to such person(s) or entity(ies) as directed by HUB and Consultant in such written instruction; or

          (ii) a certified copy of a judgement, order or decree by a court of competent jurisdiction final beyond the right of appeal that directs the Escrow Agent to pay any and all amounts of the Escrow Funds to such person(s) or entity(ies) as directed by the court in such judgement, order or decree.

     (b) The Escrow Agent shall, within five (5) business days of receipt of any of the documents referred to in paragraph (a) of this Section 3, deliver the Escrow Funds (or a portion thereof) as specified in such documents. Delivery may be made by depositing in the United States first class mail, postage prepaid, a check or checks for the amount of such Escrow Funds made out to the person(s) or entity(ies) who or which are to receive such funds, addressed as directed in paragraph (e) of this Section 3.

     (c) HUB and Consultant agree (as between themselves, and Escrow Agent is not a party to nor bound by such agreement) that (i) if on January 2, 2001, it is not disputed that HUB owes the Scheduled Payment to Consultant, HUB and Consultant shall jointly direct the Escrow Agent to deliver to Consultant that portion of the Escrow Funds necessary to pay the Scheduled Payment and to deliver to HUB the remainder of the Escrow Funds (or if the Escrow Funds are less than the Scheduled Payment, then HUB and Consultant shall jointly direct the Escrow Agent to deliver to Consultant the entire amount of the Escrow Funds and HUB shall pay directly to Consultant the remaining amount owed); (ii) if on January 2, 2001, there exists a dispute between HUB and Consultant regarding whether HUB owes the full Scheduled Payment to Consultant, HUB and Consultant shall jointly direct the Escrow Agent to deliver to Consultant that portion of the Escrow Funds necessary to pay that portion of the Scheduled Payment which is not in dispute, and retain the remainder of the Escrow Funds pending resolution of the dispute; and (iii) upon settlement of any dispute referred to in (ii) above, HUB and Consultant shall jointly direct the Escrow Agent to deliver the remainder of the Escrow Funds as determined in the dispute resolution.

     SECTION 4. MANAGEMENT OF THE ESCROW FUNDS. The Escrow Agent shall invest and reinvest the principal and income of the Escrow Funds and keep the Escrow Funds invested as a single fund, without distinction between principal and income, only in Permitted Investments (as defined in Section 5), subject, however, to the provisions of this Section 4. In investing, reinvesting, exchanging, selling and managing the Escrow Funds, the Escrow Agent shall discharge its duties with respect to the Escrow and the Escrow Funds with the care under the circumstances then prevailing which persons of prudence, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims, except that the Escrow Agent is authorized to hold cash awaiting investment or distribution uninvested for a reasonable time and without liability for the payment of interest thereon. The Escrow Agent shall select the Permitted Investment in accordance with written instructions from the Consultant; provided, that in the absence of such written instructions, the Escrow Agent may select either of the Permitted Investments.

     SECTION 5. PERMITTED INVESTMENTS. The following shall constitute Permitted
Investments:

     (a) Obligations of the United States Treasury; and

     (b) An interest bearing account or fixed income obligation of the Escrow Agent in its banking capacity.

     SECTION 6. TAXES AND EXPENSES. All taxes of any kind that may be assessed or levied against or in respect of the Escrow and all brokerage commissions incurred with respect to the investment and reinvestment of the Escrow Funds shall be paid from the Escrow Funds. All other expenses incurred by the Escrow Agent in connection with the administration of the Escrow, including fees for legal services rendered to the Escrow Agent, the compensation of the Escrow Agent for its services as Escrow Agent under this Escrow Agreement to the extent not paid directly by HUB and Consultant equally and all other proper charges and disbursements of the Escrow Agent shall be paid from the Escrow Funds, deducted prior to disbursement.

     SECTION 7. ADVICE OF COUNSEL. The Escrow Agent may from time to time consult with counsel, who may be counsel to HUB, with respect to any question arising as to the construction of this Escrow Agreement or any action to be taken hereunder. The Escrow Agent shall be fully protected, to the extent permitted by law, in acting upon the advice of counsel.

     SECTION 8. ESCROW AGENT COMPENSATION. All fees and reasonable expenses (including but not limited to reasonable attorneys' fees) of the Escrow Agent incurred in connection with this Escrow Agreement, including without limitation in connection with the administration thereof, and a $2,000 fee, shall be paid equally by the parties.

     SECTION 9. RESIGNATION OR TERMINATION OF ESCROW AGENT; SUCCESSOR ESCROW AGENT.

     (a) HUB and Consultant may jointly terminate the appointment of the Escrow Agent under this Escrow Agreement by delivering to the Escrow Agent a notice of such termination signed by an Authorized Signer and Consultant that specifies the date upon which such termination shall take effect. Following delivery of such notice, the Escrow Agent shall continue to serve as Escrow Agent until HUB designates a banking corporation, trust company, or firm of attorneys of a size and professional reputation substantially similar to that of the terminated Escrow Agent and reasonably acceptable to Consultant and HUB as successor escrow agent and the successor escrow agent accepts the appointment. In the event of such termination, Consultant and HUB shall within seven (7) days of such notice jointly designate a successor escrow agent.

     (b) The Escrow Agent may resign at any time by giving written notice of such resignation to an Authorized Signer on behalf of HUB and Consultant. Except as otherwise permitted by this Section 9(b), if the Escrow Agent resigns, the Escrow Agent shall be obligated to return to HUB and Consultant (one-half to each) the pro rated portion of the Escrow Agent's prepaid fee for the period of time not served, and thereafter the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Funds as depository and upon acceptance by a successor escrow agent of an appointment as such to promptly deliver to such successor escrow agent the Escrow Funds, and the Escrow Agent shall not take any other action regarding the Escrow until Consultant and an Authorized Signer on behalf of HUB have jointly designated a banking corporation, trust company, or firm of attorneys of a size and professional reputation substantially similar to that of the terminated Escrow Agent and reasonably acceptable to the parties as successor escrow agent and the successor escrow agent has accepted the appointment. In the event of such resignation, Consultant and an Authorized Signer on behalf of HUB shall within fifteen (15) days of receipt of notice of resignation appoint a successor escrow agent. If for any reason, Consultant and HUB cannot or do not jointly act in the event of the resignation of the Escrow Agent, then either the Escrow Agent, HUB or Consultant may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for instructions; alternatively, the Escrow Agent may, but shall not be required to, deposit the Escrow Funds in the Common Pleas Court of Philadelphia, Pennsylvania, and the Escrow Agent shall thereby be discharged of any further duties and responsibilities hereunder.

     (c) A successor escrow agent shall give written notice of its acceptance of the appointment as successor escrow agent to an Authorized Signer on behalf of HUB, Consultant and the Escrow Agent. Upon the successor escrow agent's acceptance of the appointment as escrow agent, the Escrow Agent, unless it has deposited the Escrow Funds in the Common Pleas Court of Philadelphia, Pennsylvania, in accordance with Section 9(b), shall assign, transfer and pay over property constituting the Escrow Funds to the successor escrow agent, and thereafter the Escrow Agent shall have no further obligation under this Escrow Agreement. Upon acceptance of its appointment, the successor escrow agent shall have the same powers and duties as those conferred upon the Escrow Agent hereunder.

     SECTION 10. INSTRUCTIONS TO THE ESCROW AGENT; RELIANCE.

     (a) All orders, requests and instructions to the Escrow Agent shall be in writing, signed by an Authorized Signer on behalf of HUB or Consultant giving same. The Escrow Agent shall be fully protected in acting without inquiry in accordance with such orders, requests and instructions. The Escrow Agent shall have no duty to act in the absence of such orders, requests and instructions, except as expressly provided for herein.

     (b) In performing its obligations hereunder, the Escrow Agent may act in reliance upon any instrument or signature in good faith believed by the Escrow Agent to be genuine, and the Escrow Agent may assume that any person purporting to give or make a notice, request, consent or instruction or an acknowledgment of receipt in connection with the provisions hereof has been duly authorized to do so and that the same is properly given or made. The Escrow Agent may rely upon any order, judgment, certification, demand or other writing delivered to the Escrow Agent without being required to determine the propriety and validity of the service thereof or the jurisdiction of any court or arbitrator.

     SECTION 11. IMMUNITY AND INDEMNIFICATION. The Escrow Agent shall not incur personal liability of any nature in connection with any acts or omissions, made in good faith, in the administration of this Escrow or in carrying out any directions by HUB or Consultant issued in accordance with this Escrow Agreement. The Escrow Agent shall be indemnified and saved harmless by HUB and Consultant or from the Escrow Funds, or both, from and against any personal liability to which the Escrow Agent may be subject by reason of any alleged or actual act or failure to act in its capacity as Escrow Agent, or which it may incur arising out of or in connection with entering into this Escrow Agreement or carrying out its responsibilities hereunder, including costs and expenses of successfully defending the Escrow Agent against any claims of liability with respect thereto, otherwise than as a result of its gross negligence, willful misconduct or material breach of this Escrow Agreement. In addition, HUB and Consultant hereby covenant and agree not to sue the Escrow Agent for any liability arising out of any alleged or actual act or failure to act in its capacity as Escrow Agent (excluding gross negligence, willful misconduct or material breach of this Escrow Agreement). Should any controversy arise between or among the Escrow Agent and any other party hereto with respect to (i) this Escrow Agreement, or
(ii) any rights to payment, application or delivery of the Escrow Funds, or any part thereof, and a substitute escrow agent is not appointed pursuant to Section 9 hereof, the Escrow Agent shall have the right to institute a bill of interpleader or any other appropriate judicial proceeding in any court of competent jurisdiction to determine the rights of the parties. Should a bill of interpleader or other judicial proceeding be instituted, or should the Escrow Agent be involved in any manner whatsoever on account of this Escrow Agreement, the non-prevailing party or parties shall pay the Escrow Agent its reasonable attorney fees and any other disbursements, expenses, losses, costs or cash damages in connection with or resulting from such litigation.

     SECTION 12. MISCELLANEOUS.

     (a) INTERPRETATION. As used in this Escrow Agreement, words in the singular include the plural and words in the plural include the singular. The descriptive headings for each Section of this Escrow Agreement shall not affect the interpretation or the legal efficacy of this Escrow Agreement.

     (b) NOTICES. All notices called for under this Escrow Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, sent by nationally recognized overnight courier or mailed by first class registered or certified mail, return receipt requested, postage prepaid, or by any express mail service, postage or fees prepaid, addressed to the respective party as follows:

                  if to Consultant, by notice to:

                           Mr. William Lamb
                           C/o Lamb, Windle & McErlane
                           24 East Market Street
                           Westchester, PA  19381


                  with a copy (which shall not constitute notice) to:

                           Morgan, Lewis & Bockius, LLP
                           1701 Market Street
                           Philadelphia, PA  19103
                           Attn: Robert J. Lichtenstein
                           Fax: 215-963-5299

                  if to HUB by notice to:

                           D. Lynn Van Borkulo-Nuzzo, Esquire
                           Executive Vice President and Corporate Secretary Hudson United Bancorp
                           1000 MacArthur Blvd.
                           Mahwah, NJ  07430

                  with a copy (which shall not constitute notice) to:

                           Pitney, Hardin, Kipp & Szuch LLP
                           200 Campus Drive
                           Florham Park, New Jersey 07932-0950
                           Attn.: Michael W. Zelenty
                           Fax: 973-966-1550

                  if to Escrow Agent by notice to:

                           Craig J. Scher, President
                           vBank
                           1535 Locust Street
                           Philadelphia, PA  19102
                           Fax: 215-569-4214

or to any other address or addressee as any party entitled to receive notice under this Escrow Agreement shall designate, from time to time, to the others in a manner provided in this Section 12(b) for the service of notices; provided, however, that notices of a change of address shall be effective only upon receipt thereof.

     (c) ENTIRE ESCROW AGREEMENT. This Escrow Agreement sets forth the entire Escrow Agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Escrow Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.

     (d) COOPERATION. Each party hereto shall cooperate and shall take such further action and shall deliver such further documents as may reasonably be requested by any other party hereto in order to carry out the provisions and purposes of this Escrow Agreement.

     (e) NO WAIVER; REMEDIES. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. All remedies, rights, powers and privileges, either under this Escrow Agreement or by law or otherwise afforded the parties to this Escrow Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority. The rights and remedies of each party under this Escrow Agreement are in addition to, and shall not be considered exclusive of, any other right or remedy which such party may have under the Consulting Agreement.

     (f) ASSIGNMENT. No party hereto may assign any of its rights under this Escrow Agreement, or attempt to have any other person or entity assume all (or less than all) of its obligations hereunder; provided, however, that HUB may assign any of its rights, interests and obligations under this Escrow Agreement to any direct or indirect affiliate or subsidiary of HUB or to any person or entity in connection with a merger, consolidation, sale of all or substantially all of HUB's assets, or other similar corporate transaction to which HUB is a party; provided, however, that such assignment shall not release HUB from HUB's obligations under this Escrow Agreement; and provided, further, that Consultant may assign any of its rights, interests and obligations under this Escrow Agreement to any direct or indirect affiliate or subsidiary of Consultant or to any person or entity in connection with a merger, consolidation, sale of all or substantially all of Consultant's assets, or other similar corporate transaction to which Consultant is a party; provided, however, that such assignment shall not release Consultant from Consultant's obligations under this Escrow Agreement. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Escrow Agreement against any of the parties hereto, and the covenants and agreements set forth in this Escrow Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

     (g) AMENDMENT. Except as otherwise expressly provided in this Escrow Agreement, no amendment, modification or discharge of this Escrow Agreement, and no permanent or temporary waiver, shall be valid or binding unless set forth in writing and duly executed by HUB, Consultant and the Escrow Agent.

     (h) CHOICE OF LAW.

     This Escrow Agreement shall be governed by and construed under and in accordance with the laws of the State of New Jersey (but not including the choice-of-law rules thereof).

     (i) SIGNATURE IN COUNTERPARTS.

     This Escrow Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Escrow Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement or caused this Escrow Agreement to be executed by their respective officer or partner, duly authorized, as of the date first written above.


                                            HUDSON UNITED BANCORP


                                            By: ________Form_________________
                                                D. Lynn Van Borkulo-Nuzzo


                                            ____________Form_________________
                                                William Lamb, individually

                                            vBank,
                                             as escrow agent


                                            By: _________Form________________